Exhibit (a)(5)(iii)

COMPUCREDIT HOLDINGS CORPORATION
ANNOUNCES RESULTS OF TENDER OFFER
TO PURCHASE UP TO 8,250,000 SHARES
OF ITS COMMON STOCK

ATLANTA, GA, September 18, 2012 -- CompuCredit Holdings Corporation (NASDAQ: CCRT) (“CompuCredit”) today announced the results of its cash tender offer to purchase up to 8,250,000 shares of its outstanding common stock, no par value per share (the “Common Stock”), at a purchase price of $10.00 per share.  The tender offer expired at 11:59 p.m., New York City time, on September 12, 2012 (the “Expiration Date”).

Based on the count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, as of the Expiration Date, 22,671,663 shares of Common Stock were validly tendered and not withdrawn in the tender offer.

In accordance with the terms and conditions of the tender offer and based on the count by the Depositary, CompuCredit has accepted for payment 8,250,000 shares of Common Stock at a purchase price of $10.00 per share, for a total cost of approximately $82.5 million, excluding fees and other expenses in connection with the tender offer.  CompuCredit has been informed by the Depositary that the final proration factor is approximately 36.4%.  The Depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

The number of shares of Common Stock that CompuCredit has accepted for purchase represents approximately 34.9% of the shares of Common Stock outstanding.

American Stock Transfer & Trust Company, LLC served as Depositary and Morrow & Co., LLC served as Information Agent for the tender offer.  Questions regarding the Tender Offer may be directed to the Information Agent at (800) 607-0088 (toll free) and (203) 658-9400 (for banks and brokerage firms).

About CompuCredit

CompuCredit is a provider of various credit and related financial services and products to consumers who are underserved by traditional financial institutions.  For more information about CompuCredit, visit www.CompuCredit.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements.  These statements are based on current expectations, estimates and projections about the industry and markets in which CompuCredit operates, management’s beliefs, and assumptions made by management.  It is important to note that CompuCredit’s actual results could differ materially from those projected in such forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  Reference is made to CompuCredit’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact CompuCredit’s performance.